Exhibit 99.1

Moleculin Announces New Investigator-Initiated Study of Annamycin for Treating Pancreatic Cancer

Atlantic Health, a leading provider of health care based in New Jersey, to conduct the investigator-initiated Phase 1B/2 study

Preclinical studies indicate Annamycin targets key factors in pancreatic cancer

HOUSTON, October 23, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viral infections, today announced it is working with Atlantic Health on an investigator-initiated Phase 1B/2 single-arm study evaluating Annamycin for third-line ("3L") treatment of advanced pancreatic cancer.

Pancreatic cancer continues to present significant treatment challenges, being the cancer with the highest mortality rate globally and the seventh leading cause of cancer death. However, recent preclinical studies indicate that Annamycin may target critical factors associated with this disease, showcasing its potential as a novel therapeutic option.

Walter Klemp, Chairman and CEO of Moleculin, commented, “We are excited to work with Atlantic Health to advance the development of Annamycin for the treatment of pancreatic cancer. Their interest in funding and conducting this study stems from the compelling preclinical data presented at several American Association for Cancer Research conferences showing a high level of activity by Annamycin against pancreatic cancer and associated liver metastases in preclinical studies. We believe this may be related to Annamycin’s demonstrated high affinity for and ability to concentrate in the pancreas, especially considering the well-documented challenge of achieving adequate drug uptake to the pancreas with existing therapies. In addition, recent published data now reveal that the upregulation of topoisomerase II, the primary target of Annamycin, is highly correlated with poor survival in pancreatic cancer patients, so we have a highly validated target with pancreatic cancer. Coupled with Annamycin’s demonstrated lack of cardiotoxicity, which could enable, for the first time ever, the use of an anthracycline in chronic or maintenance therapies, we believe pancreatic cancer could be an important additional opportunity for Annamycin. Such maintenance therapy demonstrated promising results in a recently concluded clinical study with Annamycin for the treatment of soft tissue sarcoma metastasized to the lungs (MB-107).”

“This study further bolsters our efforts to advance and develop Annamycin through multiple investigator-initiated studies to unlock its potential as a treatment option for many other types of cancers,” Mr. Klemp continued. “We continue to be encouraged by the preliminary preclinical data seen to date and believe Annamycin is a highly promising candidate for patients where there remains significant unmet need, such as pancreatic cancer.”

“Pancreatic cancer remains one of the most devastating and difficult-to-treat malignancies, with limited options once patients progress beyond first- and second-line therapy,” commented Dr. Angela Alistar, MD, Atlantic Health, the study’s principal investigator. “In particular, for the treatment options in the third-line setting, where survival rates are poor, no approved standard of care exists. We are committed to driving innovation in this space and based on the consistent safety and efficacy data, both clinically and preclinically, seen with Annamycin across a broad range of cancers, we believe this represents a great opportunity to address this high unmet need.”

In connection with the planned study, Moleculin will supply Annamycin and be responsible for submitting and maintaining an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA), and Dr. Alistar of Atlantic Health will be responsible for conducting the Phase 1B/2 study. Moleculin estimates the additional cost to run this trial from 2026 into 2030 (for long-term follow-up) will be approximately $1 million, mainly for drug supply and outside laboratory testing.

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory AML, in addition to Orphan Drug Designation for the treatment of STS lung mets. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory AML from the EMA.

Moleculin is currently conducting pivotal Phase 2B/3, multi-center, randomized, double-blind, placebo-controlled, adaptive design study of Annamycin in combination with cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) for the treatment of adult patients with acute myeloid leukemia (AML) who are refractory to or relapsed (R/R) after induction therapy (R/R AML). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) is a global approval trial, including sites in the US, Europe and the Middle East.

For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756. Additionally, the clinical trial in the EU is on euclinicaltrials.eu and the reference identifier there is 2024-518359-47-00.

About Atlantic Health

Atlantic Health is at the forefront of medicine, setting standards for quality health care in New Jersey, Pennsylvania and the New York metropolitan area. Powered by a workforce of 24,000 team members and more than 7,779 affiliated physicians dedicated to building healthier communities, Atlantic Health serves more than half of the state of New Jersey including 14 counties and 7.5 million people.

The not-for-profit system offers more than 550 sites of care, including its eight hospitals: Atlantic Health Morristown Medical Center in Morristown, NJ, Atlantic Health Overlook Medical Center in Summit, NJ, Atlantic Health Newton Medical Center in Newton, NJ, Atlantic Health Chilton Medical Center in Pompton Plains, NJ, Atlantic Health Hackettstown Medical Center in Hackettstown, NJ, Atlantic Health Goryeb Children’s Hospital in Morristown, NJ, Atlantic Rehabilitation Institute in Madison, NJ and Atlantic Health CentraState Medical Center in Freehold, NJ.

For more information, visit www.atlantichealth.org.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the commencement of the investigator-initiated clinical trial described. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com